Exhibit 99.2

WiSA Adds Five New Members to its Growing Roster, Includes TCL Technology, Atlantic Technologies and more

New Association members will help develop and manufacture additional high-performance products as adoption of WiSA ReadyTM platform continues momentum

SAN JOSE, CALIF. (March 19, 2019) – WiSA® LLC, the Wireless Speaker and Audio Association comprised of leading consumer electronics brands founded by Summit Wireless Technologies (NASDAQ: WISA), today announces the addition of five new members. The strong and growing list of WiSA members, no\w with more than 50 international brands represented, is largely driven by the Association’s WiSA Ready* platform. These new members will help further the adoption and availability of the easiest immersive home entertainment experience for consumers around the globe.

•	TCL Technology is one of the world’s best-selling consumer electronics brands and is America’s fastest-growing television brand. Founded more than 35 years ago, TCL prides itself on delivering high quality products featuring stylish design and the latest technology. With extensive manufacturing expertise, a vertically integrated supply chain, and state-of-the-art panel factory, TCL offers innovative televisions, including the award-winning TCL® Roku TV™.

●	Atlantic Technologies is one of the most highly regarded companies that specializes in designing complete, high performance multichannel speaker systems, state-of-the art home theater electronic components and products for custom audio/video installation. From its inception in 1989, its mission has been to produce home entertainment products that exemplify the very best in both performance and value.

●	Zylux Acoustic Corporation was founded by Herman Lu in 1980 and offers end-to-end product development, which includes expert design and development capabilities, effective integration of the latest and advanced technology, and superior manufacturing processes and quality control. Over the past four decades, Zylux has forged long-term partnerships with the world’s most celebrated lifestyle audio brands to produce products that embody the company’s commitment to quality and innovation.

●	Jazz Hipster is a worldwide leader in the manufacturing of audio speaker solutions for the computer and consumer electronics market. Over the years, Jazz Hipster has evolved into an international market-share leader in the computer audio category by providing high-performance multimedia products. Jazz Hipster is also one of the few multimedia speaker producers that has the capability to manufacturer speakers from original concept design to final production.

●	AKSys develops, manufactures and sells a wide variety of home entertainment products such as network speakers, gaming consoles, controllers and accessories. Founded in 2013, AKSys is strategically-positioned for the optimization of real-time streaming games and music services with its core technology in handling low latency and inter-active man-machine interaction including gesture recognition.

As WiSA members, these companies will have access to the WiSA specification, technical support, testing protocols and additional partners to bring simple, interoperable, wireless home entertainment products to market.

“Our newest members bring decades of audio experience and product development capabilities across a wide variety of product types, adding incredible versatility and scalability to our member roster,” said Tony Ostrom, president of WiSA. “Our recent explosive growth in members is a testament to the heightened marketplace demand of high-definition wireless audio, and to the incredible success of our WiSA Ready certification that simplifies the creation of unparalleled audio experiences. We look forward to working with our new members to further the development of innovative products that promote today’s worldwide movement in wireless home entertainment.”

The WiSA Association and its members are committed to revolutionizing the home entertainment experience by delivering immersive, uncompressed, high-definition, multichannel sound through the universal standards established and certified by the WiSA Association.

In support of its mission, the Association recently launched the new WiSA Ready certification, which clearly identifies entertainment sources – such as LG TVs, Xboxes, and Windows 10 Gaming PCs – that are equipped to deliver up to eight channels of high-definition wireless audio to WiSA Certified speakers when connected with a WiSA USB transmitter. This new program simplifies consumer set-up and reduces costs by replacing AV receivers with a low-cost USB accessory.

For more information about the WiSA Association, its technology and products, please visit www.wisaassociation.org.

About WiSA, LLC
WiSA, the (Wireless Speaker and Audio) Association is a consumer electronics consortium dedicated to creating interoperability standards utilized by leading brands and manufacturers to deliver immersive sound via intelligent devices. WiSA Certified components from any member brand can be combined to dramatically increase the enjoyment of movies and video, music, sports, gaming/esports, and more. WiSA also ensures robust, high definition, multi-channel, low latency audio while eliminating the complicated set-up of traditional audio systems. For more information about WiSA, please visit: www.wisaassociation.org.

About Summit Wireless Technologies, Inc.

Summit Wireless Technologies, Inc. (NASDAQ: WISA) is a leading provider of immersive, wireless sound technology for intelligent devices and next generation home entertainment systems. Working with leading CE brands and manufacturers such as Harman International, a division of Samsung, LG Electronics, Klipsch, Bang & Olufsen, Xbox, a subsidiary of Microsoft, and others, Summit Wireless delivers seamless, dynamic audio experiences for high-definition content, including movies and video, music, sports, gaming/esports, and more. Summit Wireless is a founding member of WiSA, the Wireless Speaker and Audio Association and works in joint partnership to champion the most reliable interoperability standards across the audio industry. Summit Wireless, formerly named Summit Semiconductor, Inc., is headquartered in San Jose, CA with sales teams in Taiwan, China, Japan, and Korea. For more information, please visit: www.summitwireless.com

* WiSA Ready TVs, gaming PCs and console systems are "ready" to transmit audio to WiSA Certified speakers when a WiSA USB Transmitter is plugged in and a user interface is activated through an APP or product design like LG TVs.

© 2019 Summit Wireless Technologies, Inc. All rights reserved. Summit Wireless Technologies and the Summit Wireless logo are trademarks of Summit Wireless Technologies, Inc. The WiSA logo, WiSA, WiSA Ready, and WiSA Certified are trademarks, or certification marks of WiSA LLC. Third-party trade names, trademarks and product names are the intellectual property of their respective owners.

Contacts

Ashley Eggert

Dittoe PR for WiSA

317-202-2280

ashley@dittoepr.com

Mary Magnani or Kirsten Chapman
LHA Investor Relations for Summit Wireless Technologies
415.433.3777
summit@lhai.com